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                                                                   Exhibit 10.13

                                LICENSE AGREEMENT

            This AGREEMENT made this 22nd day of January 1996, by and between Gerber Products Company, a Michigan corporation with its principal place of business at 445 State Street, Fremont, Michigan 49413 ("Licensor"), and Gerber Childrenswear, Inc. with its principal place of business at 531 South Main Street, P.O. Box 3010, Greenville, S.C. 29602 ("Licensee").

                                   WITNESSETH:

            WHEREAS, Licensor is the sole and exclusive owner of the registered trademark Gerber and baby head, and the associated registered trademarks and the trademark registrations and pending applications as described in Exhibit A-1 hereto (the "Registered Trademarks") and common law trademark rights as described in Exhibit A-2 hereto (the "Common Law Trademarks" and, together with the Registered Trademarks, the "Licensed Trademarks");

            WHEREAS, Licensee desires to utilize the Licensed Trademarks upon and in connection with the manufacture, sale, advertisement, promotion and distribution of articles as described in this License Agreement;

            WHEREAS, this License Agreement is made pursuant to, and is attached as an Exhibit to, that certain Stock Purchase Agreement, dated as of December 14, 1995 (the "Stock Purchase Agreement"), by and between Licensor and GCIH, Inc. and

            WHEREAS, it is a condition to the consummation of the transactions contemplated by the Stock Purchase Agreement that the parties execute and deliver this License Agreement.

            NOW, THEREFORE, in consideration of the mutual covenants which follow, and for other good and valuable consideration, the parties agree as follows:

            1.    GRANT OF LICENSE

                  (a) Licensed Articles. Licensor grants to Licensee an exclusive, non-transferable, non-assignable (except as set forth in Section 19) license to use the Licensed Trademarks solely on and/or in association with the manufacture, offering for sale, sale, marketing, advertising, promotion, shipment and distribution of:

      (i) shoes for infant sizes 0-6 and for toddler sizes 7-13;

      (ii) underwear (including but not limited to Onesies(R), Twosies(R), Longmates(R), training pants, undershirts, briefs, panties, vests, sacks, gowns, kimonos, union suits, diaper vests, one-piece underwear, fashion underwear, thermal underwear, newborn caps and booties;
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      (iii) sleepwear (including but not limited to blanket sleepers, growth sleepers, pajamas (footed and non-footed), sleep 'n play, pram suits, gowns, kimonos, sacks, 2-way sleepers and slippers);

      (iv) playwear (including but not limited to creepers, two-piece sets, three-piece sets, overalls, shortalls, coveralls, jumpers, dresses, shirts, sweaters, pants, sweat suits, mitts and headbands sold in conjunction with other Licensed Articles, coordinated separates, hats, booties and shorts);

      (v) bed and bath products, more specifically products typically used in a nursery to decorate or coordinate the nursery or bedding or to bathe a child (including but not limited to sheets, pillowcases, comforters, dust ruffles, blankets, diaper stackers, pillows, nursing pillows, throws, bumper pads, lap pads, changing table pads, mattress pads, headboard covers, quilts, room borders, wall hangings, window treatments, coordinated fabric by yard, canopies, toddler bedding, bedding sets, burpcloths, crib rail covers, duvet covers, wallpaper, towels, bath mitts, washcloths, robes and bath mats, but not including switchplates, night lights, bathtubs and nursery safety items);

      (vi) reusable cloth diapers and diapering apparel products (including but not limited to reusable cloth diapers, vinyl pants, diaper covers, diaper liners and swim diapers);

      (vii) bibs;

      (viii) hosiery (including but not limited to booties, socks, slipper socks, tights and leotards);

      (ix) swimwear (including but not limited to bathing suits, robes and cover-ups); and

      (x) gift sets and layettes incorporating one or more Licensed Articles;

in each case, targeted to children, in sizes newborn to size 4T, except in the case of blanket sleepers, growth sleepers and pram suits, targeted to children newborn to age 14 ((i) through (ix) are collectively referred to herein as the "Licensed Articles"), as may be approved by Licensor pursuant to Section 7, solely within the Licensed Territory ("Licensed Rights"). In addition to the foregoing, the Licensed Articles shall include all products shipped by Licensee at any time during the two years immediately prior to the Closing Date which were targeted to children in the sizes indicated above.

                  (b) Licensed Territory.

      (i) Except as set forth in (ii) below, the Licensed Rights may be exercised only in the United States (including the military bases, territories and possessions thereof), Canada, Argentina, Mexico and the Caribbean (the "Licensed Territory"); provided, however, that Argentina or Mexico shall be excluded from Licensed Territory if the aggregate annual dollar amount of net sales (as defined below) of Licensed Articles in 1997 or in the tenth year of the Initial Term are less than $1 million for Argentina and less than $2 million for Mexico, or if in


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      Argentina or Mexico the aggregate annual dollar amount of net sales (as defined below) of Licensed Articles in the fifth year of the Second Term is less than the aggregate annual dollar amount of net sales of Licensed Articles in the tenth year of the Initial Term. Except as set forth in
      (ii) below, Licensee agrees that it will not make or authorize any use, direct or indirect, of the Licensed Trademarks outside the Licensed Territory and will not knowingly sell the Licensed Articles to persons other than Licensor and its affiliates, who intend to, or who are likely to, resell them in any country outside the Licensed Territory.

      (ii) In the event that Licensor desires to (x) license the Licensed Trademarks for the sale and distribution of Licensed Articles or (y) sell the Licensed Articles bearing the Licensed Trademarks in each case in any of the countries located in South America (except Argentina) or Central America, Licensor hereby agrees that Licensee shall first be offered a license for such country or countries on the same terms and conditions set forth herein and Licensee shall have a 30-day period to notify Licensor that Licensee wishes to enter into such license. If Licensee fails to respond within the 30-day period or declines such offer, Licensor shall be permitted to license any person, corporation or entity in the countries described above with respect to the Licensed Articles provided such license is not at a royalty rate less than the rate set forth in Section 2 hereof. If (i) Licensee agrees to the license referred to above and (ii) with respect to Licensee's sale of Licensed Articles in Argentina, Caribbean or Mexico, Licensee agrees that it will offer to Licensor the right to distribute the Licensed Articles in the applicable country in any channel of distribution in which Licensor participates in such country on terms and conditions agreed to by Licensee and Licensor. The parties shall use best efforts to agree on such terms and conditions within 30 days of Licensee's offer to Licensor. If the parties cannot agree on such terms and conditions within such 30- day period, then Licensee may use other distributors on terms and conditions not more favorable to such distributor than those offered to Licensor by Licensee.

                  (c) Term.

      (i) This License Agreement shall commence on the date of execution and expire on the tenth anniversary of such commencement (the "Initial Term"), unless it is terminated earlier pursuant to a provision hereof. If not earlier terminated pursuant to this License Agreement, this License Agreement shall be renewable upon expiration of the Initial Term for an additional 5-year period (the "Second Term") if the aggregate annual dollar amount of net sales (as defined below) of Licensed Articles (excluding sales pursuant to the Distributor Agreement, dated the date hereof, between the parties hereto, in the tenth year of the Initial Term is equal to or exceeds $120,000,000, and shall be renewable upon expiration of the Second Term for an additional 5-year period (the "Third Term") if the aggregate annual dollar amount of net sales of Licensed Articles in the fifth year of the Second Term is equal to or exceeds the aggregate annual dollar amount of net sales of Licensed Articles in the tenth year of the Initial Term.

      (ii) Either Licensor or Licensee, in its sole discretion, may terminate this License Agreement at the end of the Third Term if the terminating party provides written notice to the non-


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      terminating party not less than two years prior to the end of the Third
      Term. In the event such notice is not given, this License Agreement shall continue on a year-to-year basis until such written notice is given not less than two years prior to the desired termination date. Following notice of termination by the Licensor to Licensee, the royalty rate set forth in Section 2 shall be decreased to ___* and following notice of termination by the Licensee to the Licensor, the royalty rate set forth in
      Section 2 shall be increased to ___*.

            2. TERMS OF PAYMENT

                  (a) Rate. Licensee shall pay to Licensor as royalty, the following amounts as a percent of net sales of Licensed Articles bearing the Licensed Trademarks:


                                      Years
                                  (Beginning on
                                the date hereof)
                                            ___
                                            1-6: 0%
                                              7:*
                                            8-9:*
                                          10-11:*
                                          12-20:*
                       for all years thereafter (if any):*


The term "net sales" shall mean the wholesale list price of actual customer shipments less actual quantity and placement discounts (warehouse allowances, damaged and defective merchandise allowances, new store allowances, promotional discount allowances), less customer penalties, handling charges and product testing charges, less actual returns, but no adjustments shall be made in respect of any recalls as described in Sections 7(i) and 7(j) below nor shall deductions be made for uncollectible accounts. No costs incurred in the manufacture, sale, or distribution of the Licensed Articles shall be deducted from any royalties payable to Licensor. In no event shall such deductions for quantity and placement discounts, customer penalties, handling charges, product testing charges and bona fide returns exceed 5% of the wholesale list price. Notwithstanding the foregoing, royalties with respect to irregulars and closeouts (each as defined below) sold by Licensee at prices above Licensee's cost (as such term is defined in the Distributor Agreement, dated the date hereof, between the parties hereto) shall be equal to one-half of the then applicable royalty rate, and no royalties shall be due and payable on sales of Licensed Articles to Licensor or its affiliates or on sales of irregulars and closeouts sold by Licensee at prices equal to or below Licensee's cost. "Irregulars" shall mean Licensed Articles which contain approved images and complete legal notices, but with certain slight defects in the manufacture or printing of the product. Irregulars shall not include any product which is dangerous or hazardous, contains unapproved images or lacks a complete legal notice. Sales of irregulars shall not exceed five percent (5%) of all sales of Licensed Articles in any calendar year. "Closeouts" shall mean first quality Licensed Articles discounted by twenty percent (20%) or more off the wholesale list price for such Licensed Articles for the purpose of discontinuing sales of the Licensed Articles. Sales of closeouts shall not exceed ten percent
_______
    * The Company has requested confidential treatment for this provision from the Securities and Exchange Commission.

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(10%) of all sales of Licensed Articles in any calendar year. Licensee will deduct or withhold from royalty payments all taxes and fees required by law or regulation to be deducted or withheld at the lowest rate allowed by local law or applicable law treaty, and Licensee shall timely pay such deducted or withheld taxes or fees to the appropriate taxing authorities and provide Licensor with acceptable proof of payment within 45 days of payment. All payments shall be in U.S. currency drawn on a U.S. bank. The exchange rate shall be the spot exchange (the current rate in effect for a specific day) as published in the Midwest Edition of the Wall Street Journal as of the date of payment.

                  (b) Periodic Statements. Within thirty days after the end of each calendar quarter, Licensee shall furnish to Licensor a complete and accurate statement, in the form attached to this License Agreement as Exhibit B, certified to be accurate, by an officer of Licensee, showing the country of manufacture (with respect to aggregate sales), country in which sold or to which shipped (with respect to aggregate sales), item number, description, units sold, wholesale list price, itemized deductions and net sales price of the Licensed Articles distributed and/or sold by Licensee during the preceding calendar quarter. For purposes of this License Agreement, a Licensed Article shall be considered "sold" upon the date when such Licensed Article is billed, invoiced, shipped, or paid for, whichever event occurs first. Such statements shall be furnished to Licensor whether or not any of the Licensed Articles have been sold during the quarter to which such statements refer. The amount shown in the quarterly statements as being due Licensor shall be paid simultaneously with the submission of such statements. If Licensee is a publicly-held corporation, upon demand of Licensor, Licensee shall, at its own expense, furnish to Licensor a detailed statement by an independent certified public accountant which in conjunction with Licensee's fiscal year end, substantiates the data contained in a quarterly royalty report or all quarterly royalty reports for that fiscal year.

                  (c) Royalty Payments. The receipt and/or acceptance by Licensor of any of the statements furnished or royalties paid to Licensor (or the cashing of any royalty checks paid) shall not preclude Licensor from questioning the correctness thereof at any time and, in the event that any inconsistencies or mistakes are discovered in such statements or payments, they shall immediately be rectified and the appropriate payment made by Licensee or Licensor, as applicable. Licensee shall not reduce royalty payments hereunder for any reason, including purported rights to setoff. Licensee shall pay Licensor interest on late royalty payments at an interest rate equal to the lesser of (i) 1-3/4% per month, or (ii) the highest rate permitted by law, in each such case, from the date the royalty payment should have been paid to Licensor.

            3. OWNERSHIP OF RIGHTS

                  (a) Licensor represents and warrants, and Licensee acknowledges, that Licensor is the sole and exclusive owner of all right, title and interest in and to the Registered Trademarks with full right to enter into this License Agreement.

                  (b) Nothing in this License Agreement shall be construed as an assignment to Licensee of any right, title and/or interest in the Licensed Trademarks, it being understood that


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all right, title and interest relating thereto are expressly reserved by
Licensor except for the rights being licensed.

                  (c) Notwithstanding Licensor's grant of Licensed Rights to Licensee, Licensor reserves the right to use or license others to use and/or manufacture articles similar to Licensed Articles as corporate identity items; provided, however, that Licensor shall first offer Licensee the opportunity to manufacture such items.

                  (d) No license as to any articles other than with respect to the Licensed Articles and only as to the Licensed Territory is being granted, such grant being subject to the limitations set forth in this License Agreement, and Licensor reserves for use as it may determine all rights of any kind in the Licensed Trademarks other than the Licensed Rights subject to the provisions of
Section 6.12 of the Stock Purchase Agreement. Licensee recognizes that Angel-etts of California, Inc. ("Angel-etts") has been granted the right to use the Licensed Trademarks for products which fall into the same general product category as one or more of the Licensed Articles and which may be similar to but not the same as one or more of the Licensed Articles in terms of use, function, or otherwise, and Licensee expressly concedes that the existence of said license does not and shall not constitute a breach of this License Agreement by Licensor. Licensee agrees that Licensed Articles manufactured by Angel-etts shall be submitted to Licensor for approval pursuant to Section 7. Licensor agrees that (i) the renewal or other extension of the license with Angel-etts shall not constitute a breach by Licensee of this License Agreement and (ii) it will not modify such license in any way, including but not limited to the royalty payment provisions thereof.

                  (e) Licensee shall not use Licensor's name or the Licensed Trademarks other than as permitted herein, it being agreed and understood that Licensee shall be entitled to incorporate the name "Gerber" in Licensee's corporate or business name, during the term of this License Agreement; provided, however, that Licensee agrees that if Licensee uses the name "Gerber" in its corporate or business name on any product other than the Licensed Articles, it shall use a type size which is the smaller of eight point type or the type size necessary to comply with applicable law. Licensee agrees that in using the Licensed Trademarks, it will in no way represent that it has any rights, title and/or interest in and/or to the Licensed Trademarks other than those expressly granted under the terms of this License Agreement. Licensee further agrees that it will not use and/or authorize the use, either during or after the term of this License Agreement, of any configuration, trademark, trade name or other designation confusingly similar to Licensor's name or Licensed Trademarks.

                  (f) During the term of this License Agreement and thereafter, Licensee shall not contest or otherwise challenge or attack Licensor's rights in the Licensed Trademarks or the validity of the license being granted herein.

            4. GOOD WILL

            Licensee recognizes the value of the good will associated with the Licensed Trademarks, and acknowledges that the Licensed Trademarks and all rights therein, and the good


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will pertaining thereto, belong exclusively to Licensor, and that the Licensed
Trademarks has a secondary meaning in the mind of the public. Licensee agrees that its use of the Licensed Trademarks shall inure to the benefit of Licensor and that Licensee shall not, at any time, acquire any rights in the Licensed Trademarks by virtue of any use it may make of the Licensed Trademarks.

            5. TRADEMARK AND COPYRIGHT PROTECTION

                  (a) The license granted is contingent upon Licensee's full and complete compliance with the provisions of the trademark and copyright laws applicable in the Licensed Territory with respect to its use of the Licensed Trademarks.

                  (b) Licensor shall be responsible for all fees and costs, including attorneys' fees, to prepare and file Registered User or Permitted User documents, and administrative expenses, associated with filing for, obtaining, maintaining and defending trademark registrations in the Licensed Territory for the Licensed Trademarks covering any of the Licensed Articles.

                  (c) Licensee shall notify Licensor in writing of any infringements or imitations by others of the Licensed Trademarks on articles similar to those covered by this License Agreement which may come to Licensee's attention, and Licensor shall have 30 days to determine whether it shall take action on account of any such infringements or imitations. Any action which Licensor takes against a third party on account of any such infringement or imitation shall be at Licensor's expense and any final award granted or any settlement made shall be paid to Licensor, and Licensee shall have no claim to such award or settlement. In the event that Licensor does not take any action within such 30 day period, Licensee may institute any suit or take any action on account of any such suspected infringements or imitations at its own expense and any final award or settlement shall be paid to Licensee. Each party shall cooperate fully with the other party whenever a party takes any action against a suspected infringing or imitating party.

                  (d) Licensee agrees that neither it nor its affiliates will at any time apply for any copyright, trademark, or patent protection which would reasonably be expected to affect Licensor's ownership of any rights in the Licensed Trademarks, or file any document with any government authority or take any other action which would reasonably be expected to affect Licensor's ownership of the Licensed Trademarks, or aid or abet anyone else in doing so. If Licensee takes an action hereunder which has an adverse effect on Licensor's ownership of the Licensed Trademarks, Licensee must remedy such effect within 30 days of receiving written notice thereof from Licensor or such failure will constitute a material breach of this License Agreement.

            6. INDEMNIFICATION BY LICENSEE AND PRODUCT LIABILITY INSURANCE

                  (a) Indemnification. Licensee agrees to defend, indemnify and hold harmless Licensor and its affiliates and the officers, directors, employees and agents thereof, from and against any and all suits, actions, causes of action, claims, liabilities, judgments, punitive damages, penalties, losses, damages, costs, and expenses (including, but not limited to, attorneys' fees), except


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to the extent due to the fault of Licensor, made or brought against, incurred by or rendered against Licensor or its affiliates, or the officers, directors, employees or agents thereof, which arise out of the manufacture, distribution, shipment, exploitation, packaging, advertising, sale or other use of the Licensed Articles. Licensor agrees to defend, indemnify and hold harmless Licensee and its affiliates and the officers, directors, employees and agents thereof, from and against any and all suits, actions, causes of action, claims, liabilities, judgments, punitive damages, penalties, losses, damages, costs and expenses (including, but not limited to, attorneys' fees), except to the extent due to the fault of Licensee, made or brought against, incurred by or rendered against Licensee or its affiliates, or the officers, directors, employees or agents thereof, which arise solely out of Licensee's use of the Licensed Trademarks pursuant to the terms of this License Agreement. Upon the filing of any suit, action, cause of action, or upon notice of a claim, the indemnified party shall promptly notify the indemnifying party. The indemnifying party shall, at the indemnifying party's cost and expense, assume the defense of any such claim using counsel of the indemnifying party's choice except in the event that a conflict of interest may occur or appears likely to occur, in which case the indemnified party shall be entitled to retain its own counsel to represent its interests at the indemnifying party's reasonable cost and expense. At all times, the indemnifying party shall keep the indemnified party informed of the status of such claim.

                  (b) Insurance. Licensee agrees to obtain and maintain during the term hereof, at its own expense, with a reputable company acceptable to Licensor, comprehensive general liability insurance including product liability insurance providing protection at a minimum, in the amount of $5,000,000 per occurrence and $10,000,000 aggregate limits, with deductibles or retentions of no more than $50,000 applicable to any claims, liabilities, damages, costs, or expenses arising out of the contingencies described herein. The minimum per occurrence and minimum aggregate coverages referred to in the preceding sentence shall be increased annually based on increases in the Consumer Price Index. The coverage limits obtained by Licensee shall not limit Licensee's requirement to fully indemnify Licensor, as set forth above. Such insurance shall name Licensor, its directors, officers, agents, employees, assignees, and successors, as additional insured parties. Licensee shall be solely responsible for the payment of any amounts which the insurance does not cover including the "deductible" or "retention" amount. Within thirty (30) days after the execution of this License Agreement by Licensor, Licensee shall cause the insurance company issuing such policy to issue a certificate to Licensor confirming that such policy has been issued and is in full force and effect and provides coverage of Licensor as required by this Section, and also confirming that before any cancellation, modification or reduction in coverage of said policy the insurance company shall give Licensor thirty (30) days' prior written notice of such proposed cancellation, modification or reduction.

            7. QUALITY OF MERCHANDISE; APPROVAL PROCEDURES FOR ARTICLES AND
               ADVERTISING MATERIALS

                  (a) Warranty of Quality. Licensee warrants that, unless approved by Licensor pursuant to paragraph (b) of this Section 7, the Licensed Articles will not deviate from the quality, design, material, construction, details, fabric, weight, workmanship and finish of the Licensed Articles approved by Licensor in or pursuant to this Section 7 and that they will be suitable for their in-


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tended purpose. Licensee warrants further that no injurious, deleterious, or toxic substances will be used in or on the Licensed Articles, and that the Licensed Articles will not cause harm when used as instructed and when used with ordinary care. Licensee shall manufacture, sell, ship, package, advertise and distribute the Licensed Articles in compliance with all applicable Federal, state and local laws, rules and regulations, including compliance with such voluntary industry standards that are adopted concerning the safety and labeling of any Licensed Article.

                  (b) Approval of Proposed Licensed Articles.

                        (1) New Licensed Articles. With respect to each Licensed Article which the Licensee proposes to manufacture, sell, or distribute which differs in any way (other than solely with respect to color, print, embroidery or fabric weight or density (by less than 10%)) from the Licensed Articles previously approved by Licensor under this Article 7, then Licensee shall submit to Licensor for its review and approval the following materials, in the order stated:

      (i) a concept for the proposed Licensed Articles, showing by rough artwork and product designs the nature and appearance of the proposed Licensed Articles;

      (ii) a preproduction final sample of the proposed Licensed Article, showing the exact form, finish and quality the Licensed Article will have when manufactured in production quantities; and

      (iii) four (4) identical production samples of the Licensed Article, to be submitted immediately upon commencement of production.

            Except as set forth in the following two sentences, Licensee shall comply with all of these approval steps for each such Licensed Article, obtaining Licensor's written approval at each step of the procedure, unless by prior written notice from Licensor it is exempted from any such step with respect to a specific Licensed Article. For a new Licensed Article that is to be produced in different colors or prints, Licensee shall be obligated to follow the steps outlined in this Section 7(b)(1) for one color or print of such Licensed Article. The remaining colors or prints of such Licensed Article shall be treated in accordance with Section 7(b)(2).

                  (2) Certain Changes to Previously Approved Licensed Articles. With respect to each Licensed Article that Licensee proposes to manufacture, sell or distribute which is identical to a Licensed Article previously approved by Licensor pursuant to this Section 7 (other than with respect to color, print, embroidery or fabric weight or density (by less than 10%)) and the only changes to such previously approved Licensed Articles are to the color thereof or print or embroidery thereon, then Licensee shall submit to Licensor for its review and approval of the following materials, in the order stated:

      (i) a written notice specifically identifying the previously approved Licensed Article being changed and the intended changes to such Licensed Article;


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      (ii) panton color swatches showing any new solid color to be used on such
      Licensed Article;

      (iii) finished artwork showing in detail any new print or embroidery to be used on such Licensed Article; and

      (iv) four (4) identical production samples of such License Article (as proposed to be changed pursuant to this subparagraph (2)), to be submitted immediately upon commencement of production.

            Licensee shall comply with all of these approval steps for each such change to any such Licensed Article, obtaining Licensor's written approval at each step of the procedure, unless by prior written notice from Licensor it is exempted from any such step with respect to a specific Licensed Article.

                  (c) Approval of Advertising Materials. The term "Advertising Materials" shall mean all advertising and promotional or display materials and all packaging, wrapping and labeling materials for the Licensed Articles (including, by way of illustration but not limitation, audio and visual tapes of radio or television ads, catalogs, trade advertisements, flyers, sales sheets, labels, package inserts, tags and displays) which are produced by or for Licensee, including those intended for use in connection with promotional tie-ins with third-parties (which third-parties must be approved in writing in advance by Licensor, such approval not to be unreasonably withheld or delayed), and which make any use of the Licensed Trademarks. All Advertising Materials shall comply with Licensor's Advertising Guidelines described in Exhibit C. With respect to each different item of Advertising Material which Licensee (or any party acting on its behalf) proposes to produce and use, Licensee shall submit to Licensor for its review and approval the following materials, in the order stated:

      (i) proposed written copy (including scripts and/or story boards for proposed media advertising), for the item of Advertising Material, with attached rough artwork showing how the Licensed Trademarks will be used in connection with the copy;

      (ii) final copy for the item; and

      (iii) a final printed sample of the item (or in the case of radio and television ads, tapes of commercials) where feasible (as, for example, in the case of labels, tags, printed brochures, catalogs, and the like).

            Licensee shall be required to comply with all of these approval steps for each item of Advertising Material, obtaining Licensor's written approval at each step of the procedure, unless by prior notice from Licensor it is exempted from any step with respect to a specific item of Advertising Material. Licensee warrants and represents that any Advertising Materials created by or on behalf of Licensee will comply with all applicable Federal, State, and local laws, rules and regulations.


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                  (d) Approval of Certain Licensed Articles and Advertising
Materials. Notwithstanding the procedures set forth in clauses (b) and (c) above, Licensor hereby approves those Licensed Articles and Advertising Materials identified on Exhibit D, subject to the limitations set forth in such Exhibit.

                  (e) Trademark and Copyright Protection. Licensee agrees that each usage of the Licensed Trademarks shall be followed by either the TM or the Circle R Trademark Notice symbol, as is appropriate, and the hang-tag contained on, and the packaging of, each Licensed Article shall contain the statement "Trademarks owned by Gerber Products Company, used with permission." In the event that any Licensed Article is marketed in a carton, container and/or packing or wrapping material bearing the Licensed Trademarks, this notice shall also appear thereon. In addition, all advertising and promotional or display materials for the Licensed Articles bearing the Licensed Trademarks must display a legible statement along the following lines in a location reasonably calculated to be read by anyone interested: "Gerber is a registered trademark owned and licensed by Gerber Products Company." Notwithstanding the foregoing, Licensee may continue to use its existing stock of packaging and hang-tags for a reasonable period of time (not to exceed eighteen months) to permit Licensee to modify its packaging and hang-tags printing process.

                  (f) Approval Standards. Licensor shall have the right to disapprove any proposed Licensed Article or Advertising Material submitted to it under Sections 7(b), (c) and (d) if the proposed Licensed Article or Advertising Material in question would, in the Licensor's sole and absolute discretion exercised in good faith, impair the value or good will associated with the Licensed Trademarks.

                  (g) Time for Approval by Licensor. Licensor shall notify the Licensee in writing of its approval or disapproval of any proposed Licensed Article or Advertising Material submitted to it under Sections 7(b), (c) and (d) within 10 business days after its receipt of the same. If Licensee has not received any such approval or disapproval within such 10-day period, Licensee may notify Licensor by telecopy, receipt of which must be acknowledge in writing, and Licensor will then have 5 business days after receipt of such notice to approve or disapprove of the proposed Licensed Article or Advertising Material. Should Licensor fail to approve any of the submissions furnished it by Licensee within such subsequent 5 business day period, such failure shall be considered to be approval of the submission, provided that Licensee has given Licensor reasonable advance notice of the volume of expected submissions for approval.

                  (h) Maintenance of Product Quality. Prior to the sale of new Licensed Articles and periodically during the course of sales of any Licensed Articles, Licensee shall have the Licensed Articles tested in accordance with all applicable Federal, state and local laws, rules and regulations, including compliance with all voluntary industry standards that are adopted by the Company and in accordance with the past practice of the Company, to determine whether the Licensed Articles comply with all such laws, rules, regulations, standards and practices. The results of all such tests shall, subject to the confidentiality requirements of Section 22 hereof, be provided to Licensor upon request and the Licensee shall promptly notify Licensor upon discovery by Licensor that Licensed Articles failing to comply with such standards have been shipped. From time to time after it has commenced manufacturing the Licensed Articles, Licensee, upon request, shall furnish free-of-charge to Licensor a reasonable number of random production samples of any Licensed Article (not to exceed 4 samples per Licensed Article per year) and/or samples of any Advertising Materials specified by Licensor. Licensee shall also furnish to Licensor, upon request, the addresses of the production facilities used by Licensee for manufacturing the Licensed Articles, and Licensee shall make arrangements for Licensor or its representatives to inspect such production facilities upon reasonable notice during reasonable business hours. Should a manufacturer refuse Licensor access to the production facilities pursuant to such a request and, within five business days thereafter, Licensor is not granted such access, Licensee shall immediately terminate any arrangement it may have with that manufacturer with regard to the Licensed Articles.

                  (i) Failure to Obtain Approval. Licensee shall not have the right to manufacture, offer for sale, sell, distribute, ship, or use any proposed Licensed Article or item of Advertising Material unless it has complied with all of the approval procedures and requirements set forth in this Section 7 and has obtained Licensor's prior written approval. Failure by Licensee to comply with the provisions of this Section 7 shall constitute a material breach of this License Agreement and shall be grounds for termination of the Licensed Rights by Licensor unless Licensee cures such breach within thirty (30) days thereafter by destroying all inventories of such unapproved Licensed Articles in its possession and recalling from its customers and destroying all such unapproved Licensed Articles that have previously been shipped. If Licensor elects to terminate the Licensed Rights for Licensee's failure to obtain approval, then Licensee may not dispose of its inventory of such unapproved Licensed Articles pursuant to Section 15.

                  (j) Complaints and Product Recall. Licensee shall incorporate the toll-free consumer telephone number 1-800-443-7237 (1-800-4GERBER) which is provided and controlled by Licensor on all Licensed Articles to ensure that all complaints and inquiries are directed to Licensor. Any complaints or claims with respect to Licensed Articles which are received by either party hereto or its employees, whether written or verbal, shall be promptly conveyed to the other party, if to Licensor, to the attention of ____________________ or to such other person(s) as Licensor may designate and if to Licensee, to the attention of _______________ or such other person as Licensee may designate. If any such complaint or claim involves serious bodily injury or a threat of serious bodily injury, or property damage, the parties will notify one another of such complaint or claim within twenty-four (24) hours of receipt. Licensor shall assume responsibility for handling any or all consumer complaints and inquiries associated with Licensed Articles at a cost to Licensee, invoiced on a quarterly basis, at the current rate charged by Licensor to other licensees for providing such services, increased annually based on increases in the Consumer Price Index, plus expenses; provided, however, that such increase shall not be applied until the second anniversary of the date of this License Agreement. Licensee shall cooperate with Licensor in the resolution of consumer complaints and inquiries, including by providing Licensor with replacement products as reasonably requested.

            Licensee shall immediately notify Licensor of any governmental inquiry or order to investigate, modify, or recall any Licensed Article or any Advertising Material and such information relating thereto shall be treated confidentially pursuant to Section 22 hereof. In such event, Licensee shall consult with Licensor in regard to any action it proposes to take or negotiations in which it engages. Licensee shall be solely responsible for the payment of any expenses associated with the above, including any fines, penalties, or assessments incurred, costs necessary to comply with government or voluntary industry standards or any government order, expenses related to the investigation and/or settlement, as well as any expenses for a voluntary or mandatory recall. Licensee shall not issue any press release or make any other public announcement concerning the Licensed Article without Licensor's prior written consent, which consent shall not be unreasonably withheld or delayed.

            Licensee shall take such action, including recall, as may be required by any governmental agency or commission, including, but not limited to, the Consumer Product Safety Commission, with respect to any Licensed Article or any Advertising Material. Licensee's failure to take such action with regard to either the Licensed Article or the Advertising Material shall constitute a material breach of this License Agreement, and upon such breach, Licensor shall be entitled to any remedies provided for it under this License Agreement, including, but not limited to, the right to terminate the Licensed Rights. If Licensor elects to terminate the Licensed Rights for Licensee's failure to recall, then Licensee may not dispose of its inventory of such Licensed Articles pursuant to Section 15.

            8. JOINT PROMOTIONAL ACTIVITIES AND COOPERATION

                  (a) Licensor and Licensee agree to cause their respective vice-presidents of sales and other appropriate members of management to participate in a meeting or meetings during the fall of each year and at such other times as are necessary or appropriate during the Initial Term and any extension, to develop in good faith, plans for the following year with respect to joint participation by the Licensor and Licensee in trade shows, joint promotional and trade allowance programs, joint sales calls and similar activities. Licensor and Licensee shall endeavor in good faith to memorialize such plans for the following year in a memorandum of understanding to be executed, along with such other contracts relating to such joint activity, by Licensor and Licensee.

                  (b) Licensor agrees that it will include, upon the Licensee's request, promotional material with respect to the Licensed Articles produced by Licensee, at Licensee's cost, in promotional mailings by Licensor not more than twelve times in each calendar year during each of the first two years following the date hereof. During the period from the second anniversary of the date hereof to the fifth anniversary of the date hereof, Licensor shall include, at Licensee's request, promotional material with respect to the Licensed Articles produced by Licensee, at Licensee's cost, in promotional mailings by Licensor at the most favorable rate then being charged by Licensor to third parties for inclusion of such third parties' promotional material in Licensor's promotional mailings or, if no such third party is being included in Licensor's promotional mailings, Licensee's pro rata share of the cost of the mailings; provided, however, Licensor shall not be obligated by the provisions of this Section 8(b) to make any promotional mailings.

                  (c) Licensor agrees that it will pay $87,500 to Licensee quarterly beginning March 31, 1996 and ending December 31,1997 for Licensee to pay to Toys 'R' Us as a trade support payment. Licensee agrees that it will provide to Licensor reasonably satisfactory evidence that such trade support payment was used by Toys 'R' Us to promote Licensed Articles.

                  (d) Licensor agrees that it will use reasonable efforts to refrain from using products that compete with Licensed Articles manufactured and sold by Licensee as props in photographs used in advertising by Licensor of its products.

            9. DISTRIBUTION

            If Licensee (i) sells or distributes Licensed Articles to jobbers, wholesalers, distributors, retail stores or merchants whose sales or distribution are or will be made for publicity or promotional tie-in purposes, combination sales, premiums, give-aways, or similar methods of merchandising;
(ii) makes door to door sales of the Licensed Articles; or (iii) sells at a special price to any of Licensee's subsidiaries or to any other person, firm or corporation related in any manner to Licensee or its officers, directors or major stockholders, royalty will be paid on such sales based upon the price generally charged the trade by Licensee. Licensee may not knowingly sell or distribute Licensed Articles to jobbers, wholesalers, retail stores or merchants who engage in illegal business practices. Licensee's policy of manufacturing, sale, distribution and/or exploitation of the Licensed Articles shall be of the highest standard and its policy of sale, distribution and/or exploitation shall in no manner reflect adversely upon the good name of Licensor, any of its programs, or the Licensed Trademarks, it being agreed and understood by Licensee that any violation of this sentence by Licensee shall constitute a material breach of this License Agreement.

            10. RECORDS

            Licensee shall keep accurate books of account and records covering all transactions relating to this License Agreement. Licensor and its duly authorized representatives shall have the right at all reasonable business hours of the day, upon reasonable advance notice, to an examination of said books of account and records and of all other documents and materials in the possession or under the control of Licensee with respect to the subject matter and terms of this License Agreement. Licensor shall have full and free access to the books of account and records for these purposes and for the purpose of making extracts. All books of account and records shall be kept available for at least four (4) years after the fiscal year to which such books of account and records relate. In the event that Licensor's duly authorized representatives shall discover a deficiency of 5% or more in royalty payments pursuant to any such examination, Licensee shall pay to Licensor the cost of such examination. Royalties found to be due or refunded as a result of Licensor's examination of the Licensee's books of accounts shall be paid immediately with interest at an interest rate equal to the lesser of (i) 1-3/4% per month, or (ii) the highest rate permitted by law, in each such case, from the date the royalty amount should have been paid or refunded to Licensor or Licensee, as applicable.

            11. BANKRUPTCY

            At least 30 days prior to filing a petition in bankruptcy, Licensee shall notify Licensor of its intention to file the petition or of a third party's intention to file an involuntary petition in bankruptcy against Licensee. Failure to conform to this requirement shall be deemed a material, pre-petition, incurable breach of this License Agreement.

            12. TERMINATION FOR CAUSE

            Licensor may terminate the Licensed Rights or Licensee may terminate this License Agreement in the event of a material breach or default in any of the provisions of this License Agreement by the other party, by the non-breaching party's sending of a written notice of termination to the breaching or defaulting party specifying in detail the nature of the material breach or default. If the party receiving said notice does not remedy said breach or default within thirty (30) days of the date of the notice or, in the case of a breach or default which cannot reasonably be expected to be remedied within thirty (30) days, but is capable of being remedied within a reasonable period of time, does not institute diligent steps calculated to remedy such breach or default in the shortest possible time, then the termination shall become effective at the end of such thirty (30) day period. If the breaching or defaulting party does so remedy or institute appropriate measures to remedy the breach or default, then the notice of termination shall be deemed automatically withdrawn and forever null and void. The failure of either party to terminate on account of any one breach or default shall not constitute a waiver of that party's right to terminate for any subsequent breach or default of the same provision.

                  (a) Licensor may terminate the Licensed Rights effective immediately by notice in writing to Licensee if:

      (i) Licensee fails to provide notice of an intention to file a petition in bankruptcy as required by Section 11;

      (ii) Licensee files a petition to wind up its affairs, seeks the benefit of insolvency or debt moratorium law or statute, becomes insolvent or is unable to pay its debts as they mature, makes an assignment for the benefit of creditors, is adjudicated a bankrupt, has a receiver appointed for its property, ceases or threatens to cease to carry on its business, or otherwise enters into any arrangement or composition with its creditors, or if a substantial portion of its assets become subject to attachment by judicial order, whether any of the foregoing is the voluntary act of the party or otherwise;

      (iii) Licensee fails to maintain insurance as required under Section 6(b); or

      (iv) the Licensee violates Section 7.

                  (b) Licensee may terminate this License Agreement (i) pursuant to Section 1(c)(ii); or (ii) at any time prior to two years before the end of the Third Term by written notice to Licensor given not less than 90 days before the proposed termination date and providing that as of such termination date it is surrendering its License Rights and ceasing future use of the Licensed Trademarks pursuant to the terms and conditions of this License Agreement.

            13. EFFECT OF TERMINATION OR EXPIRATION

                  (a) Upon and after the expiration of this License Agreement, or the termination of the Licensed Rights, in whole or in part, for any reason, all rights granted to Licensee shall revert to Licensor (subject to the non-competition agreement of Licensor set forth in Section 6.12 of the Stock Purchase Agreement), and Licensee will refrain from further use of the Licensed Trademarks or any further reference to it, direct or indirect, or anything deemed by Licensor to be confusingly similar to the Licensed Trademarks in connection with the manufacture, sale or distribution of Licensee's products, except as provided in Section 15.

                  (b) Notwithstanding anything to the contrary contained herein, Sections 2, 3, 4, 5(d), 6, 7(a), 7(e), 9, 10, 13, 14, 15, 18, 22 and 23 under this Agreement shall survive termination or expiration of this License
Agreement.

                  (c) By exercising its right to terminate the Licensed Rights, Licensor shall not be deemed to have waived any right to seek any other form of relief or remedy to which it may be entitled.

                  (d) Licensor's termination of the Licensed Rights shall not affect Licensee's right to dispose of inventory as granted by Section 15 except as such rights are limited in Sections 7 and 15.

                  (e) In the event of Licensor's breach of any of its obligations hereunder, Licensee may pursue any remedy it may have at law or in equity.

                  (f) Upon and after the expiration of this License Agreement or the termination of the Licensed Rights for any reason, Licensee shall promptly, but in any event within 10 business days, change its corporate and business names to delete any references to "Gerber".

            14. FINAL STATEMENT UPON TERMINATION OR EXPIRATION

            Sixty (60) days before the expiration of this License Agreement and again within twenty (20) days after such expiration (or, in the event of termination of the Licensed Rights, or termination pursuant to Section 16, ten
(10) days after receipt of notice of termination or the happening of the event which terminates the Licensed Rights where no notice is required), Licensee shall furnish Licensor a statement showing the number and description of Licensed Articles on hand or in process. Licensor shall have the right, at its own expense and upon reasonable advance notice during business hours, to take a physical inventory to ascertain or verify such inventory and statement, and refusal by Licensee to submit to such physical inventory by Licensor shall forfeit Licensee's right to dispose of such inventory as provided in Section 15 hereof, Licensor retaining all other legal and equitable rights Licensor may have in the circumstances.

            15. DISPOSAL OF STOCK UPON EXPIRATION

            After expiration of this License Agreement, termination of the Licensed Rights, or termination under Section 16, Licensee, except as otherwise provided in this License Agreement, may dispose of Licensed Articles which are on hand or in process at expiration, or at the time notice of termination is sent, other than blanket sleeper products, for a period of 180 days after the expiration or termination thereof and, with respect to blanket sleeper products, for as long as is reasonably necessary to dispose of such products but in no event more than one year after the expiration or termination thereof (such period, the "Sell-Off Period"), provided royalties with respect to that period are paid and statements are furnished for the period in accordance with Section
2. In no event, however, may the Licensee distribute and sell during such Sell-Off Period an amount of Licensed Articles that exceeds the greatest amount of Licensed Articles sold during any consecutive period of the same length as the Sell-Off Period during the term of the License Agreement. During such Sell-Off Period, Licensor may itself use or license the use of the Licensed Trademarks in any manner at any time anywhere in the world as Licensor sees fit; provided, however, that any such license shall be subject to Licensee's right of sell-off granted herein. Notwithstanding anything to the contrary, Licensee shall not manufacture, ship, distribute, sell or dispose of any affected Licensed Articles after termination of this License Agreement, if such termination is based on the failure of Licensee to affix notice of copyright, trademark registration or any other notice to the Licensed Articles, cartons, containers, or packing or wrapping material, or Advertising Materials. In the event of such termination by Licensor by reason of any cause contained in
Section 7, Licensee, its receivers, representatives, trustees, agents, administrators and successors shall have no further right to sell, exploit or in any way deal in or with any of the unapproved or defective Licensed Articles or any advertising matter, packing material, boxes, cartons or other documentation relating thereto, except after having obtained express written consent of and instructions with reference thereto from Licensor.

            16. EXCUSE FOR NONPERFORMANCE

            Licensor and Licensee shall be released from their respective obligations and this License Agreement shall terminate in the event that governmental regulations or other causes arising out of a state of national emergency or war or causes beyond the control of the parties render performance impossible and one party so informs the other in writing of such causes and its desire to be so released. In such events, all royalties on sales theretofore made shall become immediately due and payable.

            17. NOTICES

            All notices and statements to be given, and all payments to be made shall be given or made at the respective addresses of the parties as set forth above, unless notification of change of address is given in writing and the date of mailing shall be deemed the date the notice or statement is given unless otherwise provided herein. Notice shall be sent by certified mail, overnight courier, or facsimile.

            18. RELATIONS OF THE PARTIES

            This License Agreement does not create a partnership, agency relationship or joint venture between the parties and the Licensee shall have no power to obligate or bind Licensor in any manner whatsoever.

            19. ASSIGNMENT

                  (a) Licensee may not assign any of its rights, interests or obligations hereunder without the prior written consent of Licensor; provided that Licensee may assign its rights and obligations hereunder without obtaining such consent (i) to a wholly owned subsidiary of Licensee, (ii) to any person other than a Prohibited Assignee (as defined below) in connection with the sale of all or substantially all the assets, capital stock or business of Licensee and (iii) for collateral security purposes to any lender providing financing to Licensee that is secured by Licensee's inventory solely for purposes of permitting such lender to dispose of such inventory in accordance with the terms hereof upon a default by Licensee under any such financing; provided further, that in either such case, Licensee shall not be released from any of its obligations hereunder. For clarification, a public offering of the common stock of Licensee shall not constitute an assignment for the purposes of this Section
19. For purposes of this Section 19(a), "Prohibited Assignee" shall mean (x) any entity or affiliate thereof engaged in the infant and/or toddler nutrition business and having revenues related to such business in excess of $100 million per year (increased annually based on increases in the Producer Price Index),
(y) any entity or affiliate thereof engaged in the manufacture or sale of baby care products of the type being manufactured or sold by Licensor as of the date of the intended assignment and having revenues related to such business in excess of $50 million per year (increased annually based on increases in the Producer Price Index) or (z) any entity that the Board of Directors of Licensor determines in good faith after reasonable inquiry is likely, as a result of any such assignment, to adversely effect the reputation or good will of Licensor or the public perception or value of the Licensed Trademarks; provided, however, that such entity shall not be deemed to be a Prohibited Assignee unless within 30 days of receiving written notice from Licensee identifying such entity as a potential assignee, Licensor's Board of Directors shall have (i) made the determination specified above, (ii) provided Licensee with a detailed list of its reasons for such determination, and (iii) issued a press release setting forth such determination and the reasons on which it is based. Notwithstanding the foregoing, in the event Licensee has reason to believe that Licensor's Board of Directors has not made such determination in good faith after reasonable inquiry, such issue of Licensor's good faith shall be resolved in accordance with the arbitration mechanism set forth in Section 19(c) of the Distributor Agreement, dated the date hereof between the parties hereto, and if it is determined not to have been made in good faith, then such entity will not be deemed a Prohibited Assignee.

                  (b) Licensor may not assign its rights and obligations under this License Agreement without the prior written consent of Licensee.

                  (c) Licensee shall have the right to arrange for the manufacture of the Licensed Article by a third party, upon Licensor's prior written approval and upon the execution of a letter by the third party in the form attached as Exhibit E; provided, however, that any third-party manufacturer of Licensed Articles on the date hereof shall be deemed approved by Licensor, and Licensee shall use its reasonable best efforts to obtain a letter in the form of Exhibit E from such manufacturers as promptly as practicable after the date hereof.

            20. WAIVER

            No waiver by either party of a breach or a default shall be deemed a waiver by such party of a subsequent breach or default of a like or similar nature.

            21. NONCOMPETITION. During the term of this License Agreement, Licensee shall not adopt, use, sell, manufacture or distribute any Licensed Article with a confusingly similar trademark to the Licensed Trademarks or an article substantially similar to any Licensed Article with a trademark that is confusingly similar to the Licensed Trademarks, nor shall Licensee adopt, use, sell, manufacture or distribute any item for use in association with the Licensed Articles that competes in any area with items manufactured or sold by Licensor, nor shall Licensee promote, advertise or market the sale or design of any item which would be a Licensed Article if such item contained a Licensed Trademark in concert with the sale or design of any item that competes in any area with items manufactured or sold by Licensor.

            22. CONFIDENTIALITY. Except for the proper exercise of any rights granted or reserved under other provisions of this License Agreement, each party agrees that it will take such precautions as it normally takes with its own confidential or proprietary information to keep confidential and not publish or otherwise disclose to a third party except as permitted or anticipated herein, any information of a proprietary nature furnished by the other party to it in connection with this License Agreement, including, without limitation, technology, marketing strategy, specifications, product information, data, inventions, sales data, plans, trade secrets, call lists, customer lists, and business information (together called "Confidential Information") and not disclose the terms of this License Agreement to any third party or to either party's employees (except on a need-to-know basis), without prior written consent of the other party except to the extent that such

                  Confidential Information (i) is required to be disclosed for the purpose of complying with law or government regulations (including to the extent required to be disclosed in connection with any public offering of common stock of Licensee), (ii) otherwise publicly available or has been independently developed without breach of any confidentiality obligations hereunder or under any other agreement or understanding with any party. Notwithstanding the foregoing, Licensee shall be permitted to disclose the terms of this License Agreement as necessary to facilitate a sale of Licensee's business or to financing sources of the Licensee.

            23. GOVERNING LAW

            This License Agreement shall be construed in accordance with the internal laws of the State of Delaware except with respect to conflicts of law.

            24. DISPUTE RESOLUTION

                  (a) Arbitration. In the event of disputes between the parties with respect to the terms and conditions of this License Agreement, such disputes shall be resolved by and through an arbitration proceeding to be conducted under the auspices of the American Arbitration Association (the "AAA") in New York, New York pursuant to the AAA's Commercial Arbitration Rules. Such arbitration proceeding shall be conducted in as expedited a manner as is then permitted by those rules. The arbitrator or arbitrators in any such arbitration (an "Arbitration") shall be persons who are expert in the subject matter of the dispute. Both the foregoing agreement of the parties to arbitrate any and all such claims, and the results, determination, finding, judgment and/or award rendered through such Arbitration, shall be final and binding on the parties thereto and may be specifically enforced by legal proceedings.

                  (b) Selection of Arbitrators. Licensor shall appoint one (1) arbitrator, and License one (1) arbitrator within a term of thirty (30) calendar days from the date of any claim hereunder, and the two (2) arbitrators so appointed shall appoint the third arbitrator, within a term of thirty (30) calendar days from the date in which the last of the two (2) arbitrators have been selected.

            If either Licensor or Licensee fails to select its arbitrator within the term mentioned above, or in the event that the two (2) selected arbitrators are unable or unwilling to select a third arbitrator within fourteen (14) calendar days following the selection of the last of them, then AAA shall select the arbitrator that was not selected by either of Licensor or Licensee or the third arbitrator as the case may be, in accordance with the procedure set forth below, and the three (3) arbitrators shall constitute the arbitration panel for purposes of the dispute.

                  (c) Procedure. Each party shall bear separately the cost of their respective attorneys, witnesses and experts in connection with such arbitration. Time is of the essence in this arbitration procedure, and the arbitrators shall be instructed and required to render their decision within ten (10) days following completion of the Arbitration.

                  (d) Exclusive Remedy. Any and all legal proceedings to enforce this Agreement (except for any action to compel arbitration hereunder or any action to enforce any award or judgment rendered thereby), shall be governed in accordance with this Section 24.

            25. UPC Codes. Licensee shall be permitted to use the current UPC codes for the current Licensed Articles during the term of this License Agreement. Licensee shall obtain new UPC numbers for new Licensed Articles and such new UPC numbers shall not incorporate the Gerber code numbers (i.e., the first 4 numbers of any such UPC code shall not indicate Gerber).

                                  *    *    *

            IN WITNESS WHEREOF, the parties hereto have caused this instrument to be duly executed as of the day and year first above written.

GERBER PRODUCTS COMPANY                   GERBER CHILDRENSWEAR, INC.


By:  /s/ Fred K. Schomer                  By:  /s/ David J. Jones
    ---------------------------               ---------------------------

                                   EXHIBIT A-1

Gerber Products Company Owned U.S. Trademark Registrations:


Trademark                     Reg. No.     Class      Expiration
---------                     --------     -----      ----------
BABY HEAD                      964,221       25        07/17/03
GERBER                         963,676       25        07/10/03
GERBER                       1,144,282       25        12/23/00
GERBER & BABY HEAD             767,237       25        03/24/04
GERBER & BABY HEAD             964,222       25        07/17/03
GERBER & BABY HEAD           1,473,270       25        01/19/08
BABIES ARE OUR                 770,871       25        06/02/04
  BUSINESS...
BABIES ARE OUR                 968,706       25        09/18/03
  BUSINESS...


                                     A-1-1

                                   EXHIBIT A-2

                Gerber Products Company's Common Law Trademarks:

Trademark
---------

BABIES ARE OUR BUSINESS. . .

GERBER

GERBER & BABY HEAD

GERBER BEAR

SAFARI PALS

TROPICAL TESOROS

GRADUATES

GERBER SUPREME

DIPPY DUCK

CHAMBRAY BEAR

SIGNATURE COLLECTION BY GERBER


                                     A-2-1

                       EXHIBIT C - ADVERTISING GUIDELINES

IV.   CREATIVE GUIDELINES - PHOTOGRAPHY

      General Photography Guidelines

The following standards should be maintained in all photographs produced for use in advertising, packaging and promotional materials:

      o All props or related items shown in the photograph are to be those produced by Licensor or Licensee or their subsidiaries. Products competitive with products manufactured or sold by Licensor are not to be used.

      o     Mothers, or models posing as mothers, shall wear wedding rings.

      o Care must be taken that packages shown are current designs and that the products shown are generally available in the area the photograph is to be used.

      o Where use of a product is shown, the photograph is to depict the acceptable, proper method.

      o Photographers must reflect quality, decency, and a "Gerber concern" for propriety.

                        CONTENT, CARE OF PROPS AND MODELS


Special considerations for a photograph shoot:

o Babies shall be clothed. (Minimum clothing would include a Gerber t-shirt and vinyl pants or diaper cover covering a diaper.) Clothing should be in unisex colors such as green, yellow, orange or white.

o Babies should not be depicted in a negative or overly exaggerated way. For example, (1) babies should not be shown crying or fussing; (2) they should not be shown with mouth wide open and/or with inappropriate amounts of baby food on their faces; (3) they should not be shown in adult-looking clothes; (4) they should not be overweight; (5) they should not look character-like or distinctly unusual. However, some discretionary judgment should be considered for appropriate, but different message formats. "Gerber babies" are naturally cute and rather trim.

o Babies should never be depicted in a potentially unsafe situation (e.g., unattended in a high chair or in a position where the child could possibly fall, get burned, etc.).

o Agency should ensure that babies are handled in the proper way by the photographer, cast and crew, complying with legal jurisdictions or presence of specialists (e.g., nurses, social workers, home economists) and equipment (e.g., food warmers, cribs).


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                                   EXHIBIT D

                                    EXHIBIT E


Gerber Products Company
445 State Street
Fremont, Michigan 49413

Attention:  ____________

This letter will serve as notice to you that we have been engaged as the manufacturer for Gerber Childrenswear, Inc. ("GCI") in connection with the manufacture of the Licensed Articles as defined in the aforesaid License Agreement. We hereby acknowledge that GCI has supplied us with a copy of those parts of the Agreement consistent with our obligations and we are cognizant of the terms and conditions of said Agreement and hereby agree to observe those provisions of said License Agreement which are applicable to our function as manufacturer of the Licensed Articles. We further agree that we shall have no right to manufacture, sell or utilize Licensed Articles except as manufacturer for GCI and further agree not to utilize any of the Licensed Articles or the name of Gerber Products Company, or any other indicia relating to Gerber Products Company, to advertise, promote or publicize ourselves with respect to such manufacture in any manner or form. Our engagement as subcontractor is on a royalty-free basis.

We understand that our engagement as the subcontractor for GCI is subject to your written approval which will not be unreasonably withheld. We request, therefore, that you sign in the space below, thereby showing your acceptance of our engagement as manufacturer, subject to our agreements and representations set forth in this letter, and return this agreement of acceptance to __________.

                                    Very truly yours,


                                    By: ________________________________________


AGREED AND ACCEPTED:

By:___________________

Name:_________________

Title:________________

Date:_________________


                                       E-1